UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☒	Soliciting Material Pursuant to Rule 14a-12

Vineyard National Bancorp

(Name of Registrant as Specified in its Charter)

Jon Salmanson

Norman Morales

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Press Release

Source: Jon Salmanson

Vineyard National Bancorp Shareholders Claim Victory

In Consent Solicitation and Deliver Consents

Representing in Excess of a Majority of Outstanding Shares

Approving Bylaw Amendments

New York, N.Y. — April 14, 2008 – Jon Salmanson and Norman Morales, longtime shareholders of Vineyard National Bancorp (“Vineyard” or the “Company”) (NASDAQ: VNBC), commented today that they have received consents in favor of the three Bylaw Amendments in excess of the required majority of shares outstanding and have delivered those consents to the Company for independent certification. Following independent certification of the consents, the Bylaw Amendments will be automatically effective and Messrs. Salmanson and Morales intend to nominate the previously announced alternate slate of nominees to the Board of Directors.

Mr. Salmanson commented: “Despite a highly negative campaign waged by the entrenched Board of Directors, the shareholders of Vineyard have spoken by a decisive margin seeking the right to vote on an alternative slate of nominees to guide the Company in the future. We will work quickly now to formally submit our proxy to the shareholders for consideration once the Board of Directors officially notifies all shareholders of the date for the Annual Meeting. The adoption of the second Bylaw Amendment requires the Annual Meeting to occur between May 21 and June 20, 2008.”

Although more than a majority of shares outstanding have now consented to the Bylaw Amendments, all shareholders who have not voted as of yet are strongly encouraged to return the WHITE consent cards in order to send a clear and decisive message to the Board of Directors of the Company that change is eminent and highly desired.

In a previous press release issued on March 17, 2008, Messrs. Salmanson and Morales announced their intended nominees for election to the Board of Directors of the Company once the Bylaw Amendments were adopted by its shareholders. The nominees have been selected based on their previous experience, corporate governance, expertise and their ability to lead the Company. The talents that these individuals would bring to the Company are numerous, innovative and provide for appropriate independence in corporate governance.

Mr. Salmanson also stated, “Our intended nominees for the Board of Directors of Vineyard come with the highest degree of integrity and are ably qualified. Now that the Consent Solicitation has been completed, we will continue to provide additional information about our nominees in a proxy statement which we will file with the Securities and Exchange Commission. We are pleased that the shareholders are supporting these efforts.”

The Consent Solicitation

The Consent Solicitation is being made to allow for three amendments to Vineyard’s Bylaws which will afford all shareholders, if approved, an alternative option in choosing a board of directors to represent their interests and ultimately the direction of the Company. In order to effect the Bylaw changes, Vineyard shareholders are being asked to sign and date the WHITE Consent Card immediately upon receipt and return it using the postage-paid envelope provided. The Bylaw amendments will become effective automatically once the holders of a majority of shares consent to these actions and the consents are delivered to Vineyard.

Questions should be referred to:

Jon Salmanson

212-607-5412

j2salman@yahoo.com

Questions regarding the Consent Solicitation Statement and the requisite process for consenting, the Consent Card or receiving a Consent Solicitation Statement should be directed to:

Georgeson Inc.

Shareholders call toll-free: 866-391-7001

Banks and Brokers call collect: 212-440-9800

This press release may be deemed to be solicitation material with respect to support for the proposed amendments by Messrs. Salmanson and Morales to Vineyard’s Bylaws (the “Proposed Bylaw Amendments”) or the candidates to be proposed by Messrs. Salmanson and Morales for Vineyard’s Board of Directors at the 2008 Annual Meeting of Shareholders of Vineyard (the “Proposed Nominees”). In connection with the Proposed Bylaw Amendments, Messrs. Salmanson and Morales have filed a Definitive Consent Solicitation Statement with the Securities and Exchange Commission (the “SEC”) and in connection with the Proposed Nominees, Messrs. Salmanson and Morales intend to file a proxy statement with the SEC, to be distributed to the shareholders of Vineyard. SHAREHOLDERS OF VINEYARD ARE ENCOURAGED TO READ THE CONSENT SOLICITATION STATEMENT FILED WITH THE SEC BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS, AND THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BYLAW AMENDMENTS AND THE PROPOSED NOMINEES. The Consent Solicitation Statement has been mailed and the proxy statement will be mailed to shareholders of Vineyard and shareholders will be able to obtain documents free of charge at the SEC’s website, www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by contacting: Jon Salmanson, c/o Northeast Securities, 8th Floor, 100 Wall Street, New York, New York 10005 telephone: 212-607-5412 or by emailing Mr. Salmanson at j2salman@yahoo.com.

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